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EXHIBIT 10.29

SECOND AMENDMENT TO THE EMPLOYMENT AGREEMENT

The second Amendment to the Employment Agreement (the "Amendment") is made and entered into this 20th day of September 2002, by Ross Stores, Inc. (the "Company") and Jim Peters (the "Executive"). The Executive and the Company previously entered into an Employment Agreement, effective August 14, 2000 (attached hereto), as amended by the First Amendment to the Employment Agreement of November 1, 2001 (collectively, "the Employment Agreement") and it is now the intention of the Executive and the Company to amend the Agreement as set forth below. Accordingly, the Executive and the Company now enter into this Amendment.

l.	The Executive and the Company hereby amend the Employment Agreement by deleting Paragraph 1 of the Agreement in its entirety and replacing it with the following new Paragraph

1. The Term. The employment of the Executive by the Company will commence as of the date hereof and end on July 31, 2006, unless extended or terminated in accordance with this Agreement. During March 2005, and during March every other year thereafter (every two years) for so long as the Executive is employed by the Company, upon the written request of the Executive, the Board of Directors of the Company (the "Board") shall consider extending the Executive's employment with the Company. Such request must be delivered to the Chairman of the Compensation Committee no later than the February 28th which precedes the March in which the requested extension will be considered. The Board shall advise the Executive, in writing, on or before the April 1st following its consideration of the Executive's written request, whether it approves of such extension. The failure of the Board to provide such written advice shall constitute approval of the Executive's request for extension. If the Executive's request for an extension is approved, this Agreement shall be extended two additional years.
II.	The Executive and the Company further amend the Employment Agreement by deleting the first sentence in Paragraph 4(a) in its entirety and replacing it with the following sentence:
4(a). Salary. During his employment, the Company shall pay the Executive a base salary of not less than Eight Hundred and Twenty Thousand Dollars ($820,000) per annum.

Except for the amendments, as set forth above, the Employment Agreement and all of its terms remain in force and in effect.

In Witness Whereof, the parties have executed this Second Amendment to the Agreement as of this 20th day of September, 2002, effective through July 31, 2006.

Ross Stores, Inc.	Executive
/s/ MICHAEL BALMUTH Michael Balmuth	/s/ JIM PETERS Jim Peters
September 20, 2002 Date	September 20, 2002 Date

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  EXHIBIT 10.29
SECOND AMENDMENT TO THE EMPLOYMENT AGREEMENT